Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

SEVP, Chief Retail and Marketing Officer

330.702.8427

awallace@farmersbankgroup.com

Farmers National Bank Announces Appointment of Chief Banking Officer

Canfield, Ohio, March 17, 2026 – Farmers National Banc Corp (NASDAQ: FMNB) announced today the hiring of Todd J. Simko as Senior Executive Vice President, Chief Banking Officer.

Simko brings over 25 years of experience in banking leadership and executive management positions, including roles at the FHLB in Pittsburgh, Department of Treasury, and most recently Main Street Bank. He is a proven leader who has experience in developing and executing on the strategic direction of financial institutions. He has been responsible for the implementation of new business strategies that ultimately deliver value to all stakeholders. With his versatile background of leading areas across an organization, Simko is a natural fit as Farmers continues to grow.

Throughout his time at Main Street Bank, Simko served as Chief Banking Officer, Chief Risk Officer and Chief Operations Officer, leading key business lines and contributing significantly to the bank’s earnings and overall growth.

“We are thrilled to welcome Todd into the Farmers family. With his extensive background and familiarity with community banking and a relationship-based service model, we believe he is the perfect choice to execute strategic priorities,” stated Kevin Helmick, President and CEO of Farmers.

In his role as Chief Banking Officer, Simko will oversee the strategy and execution in commercial lending, loan operations, treasury management and other areas.

“This is a pivotal point in Farmers growth trajectory as we recently completed the merger of Middlefield Bank, deepening our presence in Northeast Ohio and Western PA while meaningfully expanding our footprint across Central and Western Ohio, including the Columbus region. Todd will have an integral role as we integrate these new areas and continue to grow,” says Helmick.

Simko is a native of Pennsylvania and earned his bachelor’s degree in finance and economics from Robert Morris University. He and his wife, Kelly, reside in Western Pennsylvania with their six children.

About Farmers National Banc Corp.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $5.2 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 62 banking locations in Mahoning, Trumbull, Columbiana, Portage, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver, Butler, Allegheny, Jefferson, Clarion, Venango, Clearfield, Mercer, Elk and Crawford Counties in Pennsylvania, and Farmers Trust Company, which operates trust offices and offers services in the same geographic markets. Total wealth management assets under care at December 31, 2025 are $4.7 billion. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.